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                                                                     EXHIBIT #18

January 29, 1999
(March 19, 1999 as to Note 16)
CCPC Holding Company, Inc.
One Pyrex Place
P.O. Box 1555
Elmira, New York 14902-1555

Dear Sirs:

    We have audited the consolidated financial statements of CCPC Holding Company, Inc. as of December 31, 1998 and for the year then ended, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated January 29, 1999 (March 19, 1999 as to Note
16). The consolidated balance sheet as of December 31, 1997 and the consolidated statements of operations and cash flows for each of the two years in the period ended December 31, 1997 were audited by other auditors whose report, dated January 19, 1998 (and March 16, 1998 for the first paragraph of Note 2), expressed an unqualified opinion on those statements. Note 3 to such financial statements contains a description of your adoption during the year ended December 31, 1998 of a change in accounting method from the last-in, first-out method of inventory valuation to the first-in, first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

Deloitte & Touche, LLP

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